IRREVOCABLE PROXY COUPLED WITH AN INTEREST

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned, a stockholder of Amcom Corporation ("Amcom"), a Minnesota corporation, holding ________ shares of Amcom's Common Stock, $0.01 par value per share, (the "Stock") and all shares held in the undersigned's ESOP account (the "ESOP Stock") does hereby make, constitute and appoint Mark S. Weitz, with full power of substitution, the true and lawful attorney and proxy of the undersigned for and in his name, place and stead to attend all meetings of the stockholders of Amcom, to receive notices thereof and to vote any and all shares of the Stock at all times standing in the name of the undersigned at all meetings of the stockholders or any adjournment or adjournments thereof, solely for the purpose of voting on that certain Agreement and Plan of Reorganization, dated as of October 15, 1996, by and among ExpressPoint Technology Services, Inc., Amcom Acquisition Corp. and Amcom (the "Agreement") and to exercise all consensual or other voting rights with respect to the Stock with regard to such matter. The undersigned further agrees to direct the ESOP Trustees to vote the ESOP Stock for the Agreement. The undersigned hereby confirms that this proxy is given in connection with the Agreement, that the undersigned will receive substantial consideration for the Stock and the ESOP Stock under the Agreement and that this proxy is coupled with an interest and is irrevocable, for the period from the date hereof until the termination of the Agreement. The undersigned hereby ratifies and confirms all that the said proxy may lawfully do or cause to be done by virtue hereof.

         GIVEN AT Minneapolis, Minnesota this ______ day of October, 1996.


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